UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 22, 2005

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045
(Address of principal executive offices)

(410) 730-9092
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On September 22, 2005, Corporate Properties Trust (the “Company”), the General Partner of Corporate Office Properties L.P. (the “Operating Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wachovia Capital Markets, LLC (the “Underwriter”) in connection with the sale of 2,000,000 (the “Firm Shares”) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Underwriter in connection with the public offering of these securities.  The Company has also granted to the Underwriter an option to purchase up to 300,000 additional Common Shares (collectively with the “Firm Shares,” the “Shares”) to cover over-allotments, if any.  The sale of the Firm Shares will result in net proceeds to the Company before offering expenses of approximately $65,520,000 million or $32.76 per share.  The offering of the Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-3 (File No. 333-108785), filed with the Securities and Exchange Commission pursuant to the Securities Act.

Item 9.01          Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 22, 2005, by and among Corporate Office Properties Trust, Corporate Office Properties, L.P. and Wachovia Capital Markets, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 23, 2005

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Roger A. Waesche, Jr.
Name:	Roger A. Waesche, Jr.
Title:	Executive Vice President and Chief Financial Officer